Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: December 2, 2005

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Current News
Continental continued its international expansion in November by becoming the first carrier to inaugurate scheduled nonstop service between the United States and India, with the launch of daily flights between its New York hub at Newark Liberty International Airport and Delhi's Indira Gandhi International Airport. Also in November, Continental began nonstop service between Newark Liberty International Airport and Ponce, Puerto Rico, the Company's 25th Caribbean destination. In addition, Continental plans to launch service between its hub at George Bush Intercontinental Airport in Houston and Buenos Aires, Argentina's Ministro Pistarini de Ezeiza International Airport in December.

Continental remains in negotiations with its flight attendants for wage and benefit reductions. A bargaining session has been scheduled for December 7 and 8 in the offices of the National Mediation Board (NMB) in Washington, D.C.

Pay and Benefit Reductions: The Company expects to achieve approximately $300 million of savings ($418 million on an annualized basis) in 2005 from pay and benefit reductions that have been implemented for most work groups. Continental is seeking an annualized $82 million in pay and benefit reductions from its flights attendants and certain employees of our wholly-owned subsidiary CMI who are subject to collective bargaining agreements.

Cargo, Mail and Other Revenue: Continental estimates cargo, mail and other revenue will be approximately $255 million for the fourth quarter 2005.

Debt and Capital Leases: Debt and capital lease principal payments for the fourth quarter 2005 are estimated to be approximately $356 million.

2005 Pension Expense and Contributions
Continental estimates its contributions during 2005 to its pension plans, net of estimated pension expense, will be approximately $47 million.  This amount includes non-cash pension expense of approximately $257 million and contributions of $304 million.  Year-to-date the Company has contributed $304 million to its defined benefit pension plans, meeting its pension funding requirements for 2005.

The $257 million estimated pension expense for 2005 includes the first quarter curtailment charge of $43 million related to the freezing of the pilots' portion of the company's defined benefit pension plan and $18 million of non-cash settlement charge in the third quarter related to lump-sum distributions from the pilot's frozen defined benefit plan. The company may have additional non-cash settlement charges in the fourth quarter.

Fuel Hedges
Continental does not currently have any fuel hedges.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
During the fourth quarter 2005, Continental expects to record approximately $7 million related to the tax-sharing agreement with ExpressJet. Continental expects to record approximately $26 million ratably in 2006 related to this agreement. For more information regarding this tax-sharing agreement, please see our 2004 Form 10-K/A.

Targeted Cash Balance
Under current conditions, including revenue and fuel prices, Continental anticipates ending the year 2005 with an unrestricted cash and short-term investments balance of approximately $1.7 billion. This target does not include any pending or future capital market transactions or other additional financings except for previously announced aircraft financings.

Advanced Bookings - Six Week Outlook
Looking out over the next six weeks, Domestic mainline advanced bookings are up slightly compared to last year while international mainline advanced bookings continue to be a bit softer than last year. The Company is comfortable that the consolidated mainline load factor for the fourth quarter will be flat to up slightly year-over-year ("yoy").

Continental expects mainline Domestic fourth quarter load factor will be up 2-3 points yoy on 3.3% more capacity yoy. The company expects to see some continued improvement in domestic yields in the fourth quarter.

For the fourth quarter, the mainline Transatlantic load factor is expected to be down about 4-5 points yoy on a capacity increase of about 19% yoy, with strong yoy yield improvements expected.

Mainline Latin load factor for the fourth quarter is expected to be up 1-2 points yoy on a capacity increase of 3%, with solid yoy yield improvements expected.

Pacific fourth quarter load factor is expected to be down about 4-5 points yoy on a capacity increase of about 23% yoy. The company expects to see strong yoy yield improvements in the fourth quarter.

2005 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	3.3% 3.0% 19.0% 23.0% 8.2% 14.5% 8.9%

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	2.2% 11.5% 15.5% 7.0% 6.8% 8.0% 7.0%

2005 Estimate
Load Factor	4th Qtr.(E)
Continental Regional	78 - 79% 74 - 75%

2005 Estimate (cents)
Mainline Operating Statistics	4th Qtr.(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	10.53 -10.58 - 10.53 - 10.58 3.16 7.38 - 7.42

2005 Estimate (cents)
Consolidated Operating Statistics*	4th Qtr.(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	11.45 - 11.49 - 11.45 - 11.49 3.40 8.05 - 8.09

*Consolidated is defined as mainline plus regional.

2005 Estimate
Fuel Gallons Consumed	4th Qtr.(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	343 Million 77 Million $2.08

2005 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$240 $179 $95 $78

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2005 Estimate ($Millions)	2006 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$76 100 32 $208 4 $212	$74 135 41 $250 23 $273

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2005 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $83 Between $44 - $83 Between $21 - $43 Under $21 Net Loss	80.5 80.5 80.5 80.5 80.5	99.4 95.3 90.3 81.5 80.5	$8.6 $4.8 $2.3 -- --

Full Year 2005 (Millions)

Year-to-Date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $197 Between $103 - $197 Between $50 - $102 Under $50 Net Loss	70.2 70.2 70.2 70.2 70.2	88.9 84.7 79.7 71.0 70.2	$23.1 $12.9 $6.1 -- --

These share counts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,378	$ 2,389
Special Items (a)	1	1
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,379	$ 2,390
Aircraft Fuel & Related Taxes	(713)	(713)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 1,666	$ 1,677

ASMs (millions)	22,588	22,588

Mainline CASM (cents)
CASM-GAAP	10.53	10.58
Special Items per ASM (a)	-	-
CASM Excluding Special Items - Non-GAAP (b)	10.53	10.58
Aircraft Fuel & Related Taxes per ASM	3.15	3.16
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.38	7.42

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,941	$ 2,955
Special Items (a)	1	1
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,943	$ 2,956
Aircraft Fuel & Related Taxes	(874)	(874)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 2,069	$ 2,082

ASMs (millions)	25,696	25,696

Consolidated CASM (cents)
CASM-GAAP	11.45	11.50
Special Items per ASM (a)	-	-
CASM Excluding Special Items - Non-GAAP (b)	11.45	11.50
Aircraft Fuel & Related Taxes per ASM	3.40	3.40
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	8.05	8.10

(a) Special Items include a $1 million gain related to the early returns of leased aircraft.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.